As filed with the Securities and Exchange Commission on February 23, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAYFLOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-1618600
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 South Main Street

Middleboro, Massachusetts 02346

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

MAYFLOWER CO-OPERATIVE BANK

1987 STOCK OPTION PLAN(1)

MAYFLOWER CO-OPERATIVE BANK

1999 STOCK OPTION PLAN(1)

(Full Title of the Plan)

Edward M. Pratt

President and Chief Executive Officer

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, Massachusetts 02346

(508) 947-4343

(Name, address and telephone Number of agent for service)

Copies to:

Gary R. Bronstein

Joel E. Rappoport

Muldoon Murphy & Aguggia LLP

Wisconsin Avenue, N.W.

Washington, D.C. 20016

(202) 362-0840

Title of each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $1.00 par Value	7,981	(2)(3)	$10.55	(4)	$84,200	$3
Common Stock $1.00 par Value	83,541	(5)(6)	$10.28	(7)	$858,801	$27
						$30

(1)	Mayflower Bancorp, Inc. (the “Company”) is offering shares of its common stock pursuant to the Mayflower Co-operative Bank 1987 Stock Option Plan (the “1987 Plan”) and the Mayflower Co-operative Bank 1999 Stock Option Plan (the “1999 Plan”, and together with the 1987 Plan, the “Option Plans”) because the Company has assumed the obligations under the Option Plans in connection with the Company becoming the holding company for Mayflower Co-operative Bank (the “Bank”) pursuant to the Plan of Reorganization and Acquisition (the “Plan of Reorganization”) between the Company and the Bank.
(2)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 1987 Plan, as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company pursuant to 17 C.F.R. § 230.416(a).
(3)	Represents the total number of shares of Company common stock currently reserved or available for issuance upon the exercise of stock options granted or to be granted under the 1987 Plan.
(4)	Weighted average price determined using the average exercise price of $10.55 per share at which options for 7,981 shares have been granted under the 1987 Plan to date. There are no remaining options that may be granted under the 1987 Plan.
(5)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 1999 Plan, as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company pursuant to 17 C.F.R. § 230.416(a).
(6)	Represents the total number of shares of Company common stock currently reserved or available for issuance upon the exercise of stock options granted or to be granted under the 1999 Plan.
(7)	Weighted average price determined using the average exercise price of $10.28 per share at which options for 83,541 shares have been granted under the 1999 Plan to date. There are no remaining options that may be granted under the 1999 Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462

MAYFLOWER BANCORP, INC.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. In connection with the consummation on February 15, 2007, of the Plan of Reorganization and Acquisition (the “Plan of Reorganization”) pursuant to which Mayflower Bancorp, Inc. (the “Company”) became the holding company for Mayflower Co-operative Bank (the “Bank”), the Company assumed the obligations under Mayflower Co-operative Bank 1987 Stock Option Plan and the Mayflower Co-operative Bank 1999 Stock Option Plan (collectively, the “Option Plans”). In connection with its assumption of the Option Plans, the Company is offering shares of its common stock pursuant to the Option Plans. The documents containing the information for the Option Plans required by Part I of the Registration Statement will be sent or given to the participants in the Option Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428 and Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

(a) and (b) Current Report on Form 8-K as filed with the SEC on February 16, 2007 (the “Company’s Form 8-K”), which includes as Exhibits thereto the following documents: (1) the Bank’s 2006 Annual Report to Stockholders (Exhibit 99.1 to the Form 8-K); (2) the Bank’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed by the Bank with the Federal Deposit Insurance Corporation (the “FDIC”) on July 14, 2006 (Exhibit 99.2 to the Company’s Form 8-K); (3) the Amendment to the Bank’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed by the Bank with the FDIC on August 4, 2006 (Exhibit 99.3 to the Company’s Form 8-K); (4) the Bank’s Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2006, as filed by the Bank with the FDIC on September 12, 2006 (Exhibit 99.4 to the Company’s Form 8-K); (5) the Bank’s Quarterly Report on Form 10-QSB for the fiscal quarter ended October 31, 2006, as filed by the Bank with the FDIC on December 12, 2006 (Exhibit 99.5 to the Company’s Form 8-K); (6) the Bank’s Proxy Statement, dated July 14, 2006 (the “2006 Proxy Statement”), delivered to the Bank’s stockholders in connection with the Bank’s 2006 Annual Meeting of Stockholders (Exhibit 99.6 to the Company’s Form 8-K); (7) the Current Report on Form 8-K, except Item 2.02, filed by the Bank with the FDIC on June 5, 2006 (Exhibit 99.7 to the Company’s Form 8-K); (8) the Current Report on Form 8-K filed by the Bank with the FDIC on July 6, 2006 (Exhibit 99.8 to the Company’s Form 8-K); (9) the Current Report on Form 8-K filed by the Bank with the FDIC on July 14, 2006 (Exhibit 99.9 to the Company’s Form 8-K); (10) the Current Report on Form 8-K, except Item 2.02, filed by the Bank with the FDIC on August 22, 2006 (Exhibit 99.10 to the Company’s Form 8-K); (11) the Current Report on Form 8-K filed by the Bank with the FDIC on September 22, 2006 (Exhibit 99.11 to the Company’s Form 8-K); and (12) the Current Report on Form 8-K filed by the Bank with the FDIC on December 20, 2006 (Exhibit 99.12 to the Company’s Form 8-K).

(c) The description of the Company’s common stock, par value $1.00 per share, contained in the Company’s Form 8-K and the Articles of Organization and Bylaws of the Company filed as Exhibits 3.1, 3.2, respectively, to the Company’s Form 8-K.

In addition, all documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers and Plan Administrator

The Company is a Massachusetts corporation. Massachusetts General Laws (“MGL”) Chapter 156D, Section 8.51 provides, subject to limited exceptions, that a corporation may only indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (i) he conducted himself in good faith, he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (ii) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by Section 2.02(b)(4) of MGL Chapter 156D. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51.

Under MGL Chapter 156D, Section 8.52, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Registrant’s Articles of Organization contain the following provision regarding indemnification of its directors and employees:

ARTICLE VI(H)

INDEMNIFICATION

The Corporation shall indemnify each director or officer of the Corporation to the fullest extent now or hereafter permitted by law against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which he is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or of a subsidiary of the Corporation, or is or was a director, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by a subsidiary of the Corporation, or is or was serving another enterprise in any such capacity at the written request of the Corporation. To the extent authorized at any time by the Board of Directors of the Corporation, the Corporation may similarly indemnify other persons against liability incurred in any capacity, or arising out of any status, of the character described in the immediately preceding sentence. At the discretion of the Board of Directors, any indemnification hereunder may include payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Article VI(H) or applicable laws. In no event, however, shall the Corporation indemnify any director, officer, or other person hereunder with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any present or former director, officer or other person against any liability of any character asserted against and incurred by the Corporation or any such director, officer or other person in any capacity, or arising out of any status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI(H). The provisions of this Article VI(H) shall be applicable to persons who shall have ceased to be directors or officers of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder. Notwithstanding any other provisions contained herein, these Articles are subject to the requirements and limitations set forth in Section 18(k) of the Federal Deposit Insurance Act and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation or any successor regulation thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4	Specimen Stock Certificate for Common Stock of Mayflower Bancorp, Inc.(1)

5	Opinion of Muldoon Murphy & Aguggia LLP as to legality of the Common Stock to be issued

10.1	Mayflower Co-operative Bank 1987 Stock Option Plan(2)

10.2	Mayflower Co-operative Bank 1999 Stock Option Plan(3)

23.1	Consent of Parent, McLaughlin & Nangle

23.2	Consent of Muldoon Murphy & Aguggia LLP (included in Opinion filed as Exhibit 5)

24	Power of Attorney (contained on the signature pages)

(1)	Incorporated by reference to Exhibit 4 to the Form 8-K filed by Mayflower Bancorp, Inc. with the SEC on February 16, 2007
(2)	Incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Mayflower Bancorp, Inc. with the SEC on February 16, 2007
(2)	Incorporated by reference to Exhibit 10.2 to the Form 8-K filed by Mayflower Bancorp, Inc. with the SEC on February 16, 2007

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Mayflower Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleboro, Commonwealth of Massachusetts on February 23, 2007.

MAYFLOWER BANCORP, INC.

By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer
(duly authorized representative)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Edward M. Pratt, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Edward M. Pratt	By:	/s/ Maria Vafiades
	Edward M. Pratt		Maria Vafiades
	President, Chief Executive Officer and Director		Vice President and Chief Financial Officer
	(Principal Executive Officer)		(Principal Financial and Accounting Officer)

Date:	February 23, 2007	Date:	February 23, 2007

By:	/s/ E. Bradford Buttner	By:	/s/ Paul R. Callan
	E. Bradford Buttner		Paul R. Callan
	Director		Director

Date:	February 23, 2007	Date:	February 23, 2007

By:		By:	/s/ M. Sandra Fleet
	Charles N. Decas		M. Sandra Fleet
	Director		Director

Date:		Date:	February 23, 2007

By:	/s/ William H. Fuller	By:
	William H. Fuller		William C. MacLeod
	Director		Director

Date:	February 23, 2007	Date:

By:	/s/ Diane A. Maddigan	By:	/s/ Joseph B. Monteiro
	Diane A. Maddigan		Joseph B. Monteiro
	Director		Director

Date:	February 23, 2007	Date:	February 23, 2007

By:	/s/ David R. Smith	By:	/s/ Geoffrey T. Stewart
	David R. Smith		Geoffrey T. Stewart
	Director		Director

Date:	February 23, 2007	Date:	February 23, 2007